EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:01 AM 04/24/2012
FILED 08:00 AM 04/24/2012
SRV 120464047 – 4985193 FILE

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NMI HOLDINGS, INC.

NMI Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: The Corporation’s Certificate of Incorporation was filed with the Secretary of State of Delaware on May 19, 2011; and the Corporation’s Amended and Restated Certificate was filed with the Secretary of State of Delaware on March 5, 2012.
SECOND: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation,
THIRD: The text of the Amended and Restated Certificate of Incorporation is further amended and restated by this Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:
ARTICLE I
The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
NMI Holdings, Inc.
ARTICLE II

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The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, State of Delaware, 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that in the event the Corporation does not receive GSE Approval (as defined below) prior to the Deadline (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors of the Corporation (the “Board”) or the stockholders of the Corporation, on the date of the Deadline and thereafter, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Deadline, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein or as required by applicable law, rule or regulation. This Article III may not be amended, unless GSE Approval (as defined herein) is received prior to the Deadline (as defined herein) without the approval of the affirmative vote of 85% or more of the shares of Class A Common Stock (as defined below) outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the DGCL.

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ARTICLE IV
Section 1.    Capital Stock. The Corporation shall be authorized to issue 260,250,000 shares of capital stock, of which (i) 250,000,000 shares shall be shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”), (ii) 250,000 shares shall be shares of Class B Non-Voting Common Stock, $0.0 \ par value (the “Class B Non-Voting Common Stock” and, together with the Class A Common Stock, the “Common Slack”), and (iii) 10,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).
Section 2.    Common Stock.
(a)    Except as expressly provided herein, the rights, preferences and privileges of the Class A Common Stock and the Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.
(b)    The holders of the Common Stock shall be entitled to receive an equal amount of dividends per share if, and when declared from time to time by the Board. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on the Class A Common Stock or Class B Non-Voting Common Stock unless the shares of Class A Common Stock and Class B Non-Voting Common Slack at the time outstanding are treated equally and identically, provided that, in the event of a dividend on Common Stock, shares of Class B NonVoting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock.

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(c)    In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, (I) the rights of the holders of the Preferred Stock shall first be satisfied and (2) thereafter, the holders of the Class A Common Stock shall be entitled to receive all remaining assets of the Corporation of whatever kind available for distributions to the Class A stockholders of the Corporation. Holders of the Class B Non-Voting Common Stock shall not be entitled to receive any assets of the Corporation of whatever kind on a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
(d)    Except as otherwise required by law, herein or as otherwise provided in any Preferred Stock Designation, the holders of the Class A Common Stock shall exclusively possess all voting power and each share of Class A Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to (1) the modification of the terms of the Class B Non-Voting Common Stock or (2) the rights of the holders of the Class B NonVoting Common Stock on a liquidation, dissolution or winding up of the Corporation, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.
(e)    Immediately upon the receipt by the Corporation of GSE Approval but prior to the Deadline, each share of Class B Non-Voting Stock issued and outstanding at that time shall automatically be converted into, and become entitled to any rights set forth herein, or that otherwise may exist at law, associated with, one fully paid and non-assessable share of Class A Common Stock without any action by the holder or by the Corporation. “GSE Approval” shall

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mean the approval in a form acceptable to the Corporation from either the Federal National Home Mortgage Association or the Federal Home Loan Mortgage Corporation to become a private mortgage insurer. All such shares of Class B Non-Voting Common Stock converted into shares of Class A Common Stock shall no longer be outstanding and shall automatically be cancelled and any certificates representing shares of Class B Non-Voting Common Stock (“Class B Certificates”) shall automatically be deemed to represent the equivalent number of shares of Class A Common Stock; provided, that at the request of the holder, the Corporation shall exchange any Class B Certificates for certificates in respect of the equivalent number of shares of Class A Common Stock. The Corporation’s stock register shall be amended to reflect the cancellation of the shares of Class B Non-Voting Common Stock and the issuance of the equivalent number of shares of Class A Common Stock. If the Corporation does not receive GSE Approval within nine (9) months following the date of the Corporation’s final offering memorandum relating to the initial private placement of shares of Class A Common Stock (the “Private Offering”) (or during any subsequent extension period if one is approved by holders of a majority of the Class A Common Stock sold in the Private Offering) (the “Deadline”), then the shares of Class B Non-Voting Common Stock shall be immediately forfeited to the Corporation for no consideration, and become effective without any action on the part of the holder or the Corporation, on the date that is one day after the Deadline. Shares of Class B Non-Voting Common Stock that have been converted or forfeited, as set forth herein, shall be retired and may not be reissued by the Corporation.
(f)    The shares of Class B Non-Voting Common Stock are non-transferable and may not be sold, transferred, pledged, encumbered assigned or otherwise disposed of, except that such shares

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of Class B Non- Voting Common Stock may be transferred by will or for estate or tax planning purposes. A restrictive legend in substantially the form set forth below shall be placed on all Class B Certificates:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT. IN ADDITION, THE SALE, TRANSFER, ASSIGNMENT, DISTRIBUTION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE CERTIFICATE OF INCORPORATION OF NMI HOLDINGS, INC., AS IT MAYBE AMENDED FROM TIME TO TIME. A COPY OF THE CERTIFICATE OF INCORPORATION MAYBE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF NMI HOLDINGS, INC.
Section 3.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the General Corporation Law of the State of Delaware, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the

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status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
This Article V shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the receipt by the Corporation of GSE Approval (as defined below) and may not be amended during the Target Approval Period (as defined below), other than as set forth in the following Section 5.
“Target Approval Period” shall mean the period from the consummation of the Private Offering up to and including the Deadline.
Section 1.    In the event that the Corporation does not receive GSE Approval by the Deadline, then to the fullest extent permitted by law, the Board and the officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Investment Account (as defined below) to holders of Class A Common Stock and fulfill all of the Corporation’s obligations under Section 2.6 of that certain Stock Purchase Agreement, dated November 30, 2011, between the Corporation and MAC Financial, Ltd. as promptly as practicable. subject to the requirements of the DGCL, including (but not limited to) the adoption of a resolution by the Board on or prior to such Investment Deadline pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and providing such notices as are required by Section 275(a) of the DGCL of the adoption of the resolution and of a meeting of the stockholders of the Corporation to take action upon such resolution. In the event that the Corporation is to be dissolved pursuant to this Section 1, the Corporation shall promptly adopt and implement a plan of distribution which provides that, subject to applicable law, only the

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holders of Class A Common Stock (subject to the rights of any holders of Preferred Stock) shall be entitled to share ratably in the Investment Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation.
Section 2.    Upon consummation of the Private Offering, approximately 93.3% of the net proceeds from the Private Offering (after deduction for the initial purchaser’s discount and placement fees related thereto) shall be deposited and thereafter held in an account (the “Investment Account”) established by the Corporation for the purpose of investing such proceeds on a short-term basis prior to the receipt of GSE Approval or a distribution in accordance with Section 1 above. If FBR Capital Markets & Co. exercises its option to purchase or place any of the additional 8,250,000 shares of Class A Common Stock in the Private Offering (the “Over Allotment Option”), approximately 95% of the net proceeds from the exercise of the Over Allotment Option will be placed into the Investment Account.
Section 3.    A holder of Class A Common Stock shall be entitled to receive distributions from the Investment Account only in the event of a dissolution or liquidation of the Corporation as provided in Section 1 above. In no other circumstances shall a holder of Class A Common Stock have any right or interest of any kind in or to the Investment Account. Under no circumstances shall holders of shares of Class B Non-Voting stock have any right or interest of any kind in or to the Investment Account or proceeds thereof.
Section 4.    The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the

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Investment Account until the earlier of (i) receipt by the Corporation of GSE Approval or (ii) the liquidation of the Corporation as described in Section 1 above.
Section 5.    During the Target Approval Period, this Article V may only be amended upon (i) the adoption, in accordance with Section 242 of the DGCL, by the Board of a resolution in favor of the proposed amendment, declaring that such amendment is in the best interests of an advisable to the Corporation and the stockholders and calling for the proposed amendment to be presented to the stockholders for approval; and (ii) the approval of the proposed amendment by the affirmative vote of 85% or more of the shares of Class A Common Stock purchased in the Private Offering and outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the DGCL.

ARTICLE VI
Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII
In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board, provided, however, that except as therein

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provided, the Board may not alter or repeal Section 2.2(b), Section 2.2(c), Section 3.13 or the last proviso of Section 9.1 of the By-Laws.

ARTICLE VIII
Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE IX
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE X

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Section 1.    Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
Section 2.    Indemnification and Insurance.
(a)    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and

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loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Section, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
(b)    Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the

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Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c)    Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
(d)    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability

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or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE XI
Section 1.    From and after the date of the Corporation’s final offering memorandum relating to the Private Offering and up until and not including the date on which the Class A Common Stock begins trading on a national securities exchange, subject to the terms and conditions of this Article Xl and applicable securities laws, if the Corporation proposes to offer or sell any of its equity securities, as well as rights, options, or warrants to purchase such equity securities, or securities that may be or become convertible or exchangeable into or exercisable for such equity securities (collectively, “New Securities”), the Corporation shall first offer such New Securities to each stockholder holding, individually or together with its affiliates, at least 1% of the outstanding Class A Common Stock on the record date set by the Board for determining such stockholders, which record date shall be at least fifteen (15) calendar days prior to the closing of such offering of New Securities (each such shareholder, a “Purchaser”), in the amount and on the terms set forth in Section 2 and Section 3 of this Article XI.
Section 2.    The Corporation shall give notice (the “Offer Notice”) to each Purchaser, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered and (c) the price and terms, if any, upon which it proposes to offer such New Securities.
Section 3.    By notification to the Corporation within ten (10) calendar days after the Offer Notice is given (the “Acceptance Period”), each Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that

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portion of such New Securities which equals the proportion that the number of shares of Class A Common Stock held by such Purchaser bears to the total number of shares of Class A Common Stock of the Corporation outstanding on the date of the Offer Notice. The closing of any sale pursuant to this Article Xl shall occur within the later of ninety (90) calendar days of (1) the date that the Offer Notice is given, or (2) the date of the initial sale of New Securities pursuant to Section 4 of this Article XI.
Section 4.    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired within the Acceptance Period as provided in Section 3 of this Article XI, the Corporation may, during the ninety (90) calendar day period following the expiration of the Acceptance Period, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than that specified in the Offer Notice.
Section 5.    The provisions of this Article XI shall not apply to (i) any offer and sale of New Securities in a registered public offering, or (ii) shares (or options to purchase shares) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to the Corporation’s 2012 Stock Incentive Plan.

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IN WITNESSWHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer this 24th day of April 2012.

NMI HOLDINGS, INC.

/s/ Joseph Kavanagh
Name:    Joseph Kavanagh
Title:    Director and Authorized Officer